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                                                                  EXHIBIT (a)(4)

Merrill Lynch & Co.
World Financial Center
South Tower
New York, New York 10281

PaineWebber Incorporated
1285 Avenue of the Americas
New York, New York 10019

                        IMPAC COMMERCIAL HOLDINGS, INC.

            OFFER TO PURCHASE FOR CASH UP TO 2,020,367 SHARES OF ITS
                    COMMON STOCK, PAR VALUE $0.01 PER SHARE
           (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)
                     AT A PURCHASE PRICE OF $5.75 PER SHARE
    THE TENDER OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, MAY 19, 2000, UNLESS THE OFFER IS
                                   EXTENDED.

                                                                  April 24, 2000

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

     Impac Commercial Holdings, Inc., a Maryland corporation, has appointed us to act as the Dealer Managers in connection with its offer to purchase for cash 2,020,367 shares of its common stock, par value $0.01 per share, including the associated preferred stock purchase rights issued under the Rights Agreement, dated as of October 7, 1998, between Impac and BankBoston N.A., at a purchase price of $5.75 per share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in its Offer to Purchase, dated April 24, 2000, (the "Offer to Purchase"), and in the related Letter of Transmittal which, as amended and supplemented from time to time, together constitute the "Offer." Unless the context requires otherwise, all references herein to shares shall include the associated preferred stock purchase rights. No additional consideration will be paid for the preferred stock purchase rights.

     All shares properly tendered at or before the "Expiration Date" (as defined in Section 1 of the Offer to Purchase), and not properly withdrawn, will be purchased by Impac, net to the seller in cash, without interest, upon the terms and subject to the conditions of the Offer, including the Odd Lot and proration provisions thereof. See Section 1 of the Offer to Purchase. Shares not purchased because of proration will be returned at Impac's expense to the shareholders who tendered such shares promptly after the expiration date. Impac reserves the right, in its sole discretion, to purchase more than 2,020,367 shares under the Offer, subject to applicable law.

     If, at the Expiration Date, more than 2,020,367 shares, or such greater number of shares as Impac may elect to purchase, are properly tendered and not withdrawn, Impac will, upon the terms and subject to the conditions of the Offer, accept shares for purchase first from "Odd Lot Holders" (as defined in Section 3 of the Offer to Purchase) who properly tender all of their shares on a pro rata basis from all other shareholders whose shares are properly tendered and not properly withdrawn.

     THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 7 OF THE OFFER TO PURCHASE.
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     For your information and for forwarding to your clients for whom you hold shares registered in your name or in the name of your nominee, we are enclosing the following documents:

          1. Offer to Purchase, dated April 24, 2000;

          2. Letter to Clients which may be sent to your clients for whose accounts you hold shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

          3. Letter of Transmittal for your use and for the information of your clients (together with accompanying instructions and Substitute Form W-9);

          4. Notice of Guaranteed Delivery to be used to accept the Offer if the share certificates and all other required documents cannot be delivered to the Depositary before the Expiration Date or if the procedure for book-entry transfer cannot be completed on a timely basis or time will not permit all the required documents to reach the Depositary before 12:00 Midnight on Friday, May 19, 2000; and

          5. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.

     WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, MAY 19, 2000.

     No fees or commissions will be payable to brokers, dealers, commercial banks, trust companies or any person for soliciting tenders of shares under the Offer other than fees paid to the Dealer Managers and the Information Agent, as described in the Offer to Purchase. Impac will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to the beneficial owners of shares held by you as a nominee or in a fiduciary capacity. Impac will pay or cause to be paid any stock transfer taxes applicable to its purchase of shares, except as otherwise provided in the Offer to Purchase and Letter of Transmittal.

     In order to take advantage of the Offer, a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile thereof, including any required signature guarantees and any other required documents should be sent to the Depositary with either a certificate or certificates representing the tendered shares or confirmation of their book-entry transfer all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

     Holders of shares whose certificate(s) for such shares are not immediately available or who cannot deliver such certificate(s) and all other required documents to the Depositary or who cannot complete the procedures for book-entry transfer before the Expiration Date must tender their shares according to the procedure for guaranteed delivery set forth in Section 4 of the Offer to Purchase.

     Any inquiries you may have with respect to the Offer should be addressed to Corporate Investor Communications, Inc., Merrill Lynch & Co. or PaineWebber Incorporated, at their respective addresses and telephone numbers set forth on the back cover page of the Offer to Purchase. Additional copies of the enclosed material may be obtained from Corporate Investor Communications, Inc., telephone number: (877) 977-6199.

                                      Very truly yours,

                                      MERRILL LYNCH & CO.
                                      PAINEWEBBER INCORPORATED

ENCLOSURES

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF IMPAC, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY OR ANY AFFILIATE OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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